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                                                                   EXHIBIT 99(d)

                              ASSIGNMENT OF AGREEMENTS


     THIS ASSIGNMENT, effective as of December 3, 1997, by TSG VENTURES INC., a Delaware corporation ("Transferor"), in favor of TSG VENTURES L.P., a Delaware limited partnership (the "Transferee").

                                 W I T N E S S E T H:
                                 - - - - - - - - - -

     WHEREAS, Transferor is a party to the agreements listed on Annex I attached hereto (the "Agreements");

     WHEREAS, Transferor desires to transfer all of its assets, including its rights and obligations under the Agreements, to Transferee, and Transferee desires to assume the rights and obligations of Transferor under the Agreements.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                ARTICLE I - ASSIGNMENT

     1.1 Transferor hereby sells, transfers, assigns, sets over, conveys and delivers to Transferee all of the right, title and interest, legal or equitable, of Transferor in, to and under the Agreements, to have and to hold said assets unto Transferee, its successors and assigns, and for its and their own use, forever.

     1.2 Transferor hereby irrevocably constitutes and appoints Transferee, its successors and assigns, the true and lawful attorneys of such Transferor with full power of substitution, in the name of such Transferor or otherwise, and on behalf and for the benefit of and at the expense of Transferee, its successors and assigns, (a) to demand and receive from time to time any and all debts and obligations now owing to Transferee under the Agreements, and to give receipts, releases and acquittances for and in respect of the same or any part thereof,
(b) from time to time to institute, prosecute, compromise and settle as Transferor's assignee, any and all proceedings, at law, in equity or otherwise, which Transferee, its successors and assigns, may deem proper to collect, assert or enforce any claim, title or right hereby sold, conveyed and assigned or intended so to be, that Transferee, its successors and assigns, shall deem desirable. Transferor hereby declares that the foregoing powers are coupled with an interest and shall be irrevocable by it in any manner or for any reason.

     1.3 Transferor hereby covenants that it will, whenever and as often as required so to do by Transferee, do, execute, acknowledge and deliver any and all such other and further acts, deeds, assignments, transfers, conveyances, confirmations, powers of attorney and any instruments of further assurance, approvals and consents as Transferee may reasonably require in order to

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complete, insure and perfect the transfer, conveyance and assignment to
Transferee of all the right, title and interest of such Transferor in, to and under the Agreements.

                               ARTICLE II - ASSUMPTION

     2.1 Transferee hereby assumes and becomes responsible for all of the liabilities and obligations (including any liability arising as a result of the failure of Transferee to perform such obligations) of Transferor under the Agreements.

                             ARTICLE III - MISCELLANEOUS

     3.1 This Assignment shall be governed by and construed in accordance with the laws of the State of Connecticut without giving effect to any principles of conflicts of law.


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     IN WITNESS WHEREOF, this Assignment has been executed by duly authorized representatives of Transferor and Transferee as of the day and year first written above.


                              TSG VENTURES INC.,


                              By:/s/ Cleveland A. Christophe
                                 ---------------------------------
                                     Name: Cleveland A. Christophe
                                     Title: Exec. Vice President

                              TSG VENTURES L.P.
                              By TSGVI Associates Inc., general partner


                              By:/s/ Cleveland A. Christophe
                                 ---------------------------------
                                     Name: Cleveland A. Christophe
                                     Title: Exec. Vice President

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                                                                        Annex I

                                     AGREEMENTS

1. Amended and Restated Stockholders' Agreement, dated as of April 10, 1992, by and among the Issuer, Georgetown Partners Limited Partnership, Gnitrow Ltd., TSG Ventures Inc. (f/k/a Equico Capital Corporation), Amoco Venture Capital Company, UNC Ventures II, L.P., UNC Ventures, Inc., MESBIC Ventures, Inc., Internationale Nederlanden, Chemical Equity Associates, and each of the individuals listed on the Schedule of Security holders attached thereto.

2. Amendment No. 1 to Amended and Restated Stockholders' Agreement, dated as of November 10, 1992, by and among Envirotest Systems Corp. and the Management Stockholders signatory thereto.

3. Amendment No. 2 to Amended and Restated Stockholders' Agreement, dated as of March 30, 1993.

4. Stockholders' Agreement dated as of March 30, 1993, by and among Chester C. Davenport, Slivy C. Edmonds, Georgetown Partners Limited Partnership (and all subsequent transferees of Class B Common Stock), TSG Ventures, Inc., Apollo Investment Fund, L.P. and Chemical Equity Associates.